LifeVantage Announces Financial Results for the
Third Quarter of Fiscal 2019

Third Quarter Revenue of $56.0 Million Increased 10.8% YOY
Raises Fiscal 2019 Adjusted EPS Guidance
Active Members Increased 9.2% YOY

Salt Lake City, UT, May 1, 2019, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its third quarter ended March 31, 2019.
Third Quarter Fiscal 2019 Summary:

•	Revenue increased 10.8% to $56.0 million year over year;

•	Revenue in the Americas increased 6.2% year over year, and revenue in Asia/Pacific & Europe increased 24.8% year over year;

•	Active members increased 9.2%, including independent distributor growth of 7.9% and active customer growth of 10.0% year over year;

•	Adjusted EBITDA increased 18.2% to $4.0 million year over year;

•	Earnings per diluted share were $0.12, consistent with the prior year period;

•	Adjusted earnings per diluted share were $0.13, compared to $0.12 in the prior year period;

•	Narrowing fiscal 2019 revenue guidance to a range of $224 million to $228 million; and

•	Raising fiscal 2019 adjusted diluted earnings per share guidance to a range of $0.50 to $0.54.
* All year over year growth rates compare the third quarter of fiscal 2019 to the third quarter of fiscal 2018.
"We continued to see strong trends during the third quarter, including 11% revenue growth and 9% active member growth, with each of our global markets posting year over year gains. We continue to have good momentum in the business, with the last two quarters representing two of the largest four revenue quarters in our history, and we are on track to have a record revenue year,” stated LifeVantage President and Chief Executive Officer Darren Jensen. “During the third quarter we saw a strong response to our opening of Spain, held our launch event to commemorate the opening of Taiwan and introduced a brand refresh of our PhysIQ smart weight management system. We remain on track for additional geographic expansions in Europe later this fiscal year and continue to execute each of our product, geographic and member growth strategies.”
Third Quarter Fiscal 2019 Results
For the third fiscal quarter ended March 31, 2019, the Company reported revenue of $56.0 million, an increase of 10.8% as compared to $50.6 million in the third quarter of fiscal 2018. Revenue in the Americas for the third quarter increased 6.2% compared to the third quarter of fiscal 2018 and revenue in the Asia/Pacific & Europe region increased 24.8% compared to the third quarter of fiscal 2018. Revenue for the third quarter of fiscal 2019 was negatively impacted $0.6 million, or 1.3%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the third quarter of fiscal 2018.
Gross profit for the third quarter of fiscal 2019 was $46.7 million, or 83.4% of revenue, compared to $41.6 million, or 82.4% of revenue, for the same period in fiscal 2018. The increase in gross margin is primarily due to benefits of a price increase during the second half of fiscal 2018, decreased inventory obsolescence and handling costs, and changes to our geographic and product sales mix.

Commissions and incentives expense for the third quarter of fiscal 2019 was $27.2 million, or 48.6% of revenue, compared to $24.3 million, or 48.1% of revenue, for the same period in fiscal 2018. The year over year increase is due to continued investment in our red carpet program and other promotional and incentive programs designed to increase revenues.
Selling, general and administrative expense (SG&A) for the third quarter of fiscal 2019 was $17.3 million, or 30.9% of revenue, compared to $15.0 million, or 29.7% of revenue, for the same period in fiscal 2018. Adjusted for class-action action lawsuit expense of $0.2 million and nonrecurring legal and accounting expenses of $0.1 million, adjusted non-GAAP SG&A expenses for the third quarter of fiscal 2019 were $17.1 million, or 30.5% of revenue. Adjusted for class-action lawsuit expense of $0.1 million and executive severance, recruiting and transition expenses of $0.1 million, adjusted non-GAAP SG&A expenses for the third quarter of fiscal 2018 were $14.8 million, or 29.3% of revenue. The $2.3 million year over year increase in non-GAAP SG&A was primarily due to increased expenses associated with stock and other employee incentive compensation programs as a result of improved revenue performance and increases in our share price as compared to the prior year period.
Operating income for the third quarter of fiscal 2019 was $2.2 million, compared to $2.3 million for the third quarter of fiscal 2018. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the third quarter of fiscal 2019 was $2.5 million, consistent with the third quarter of fiscal 2018.
Adjusted EBITDA was $4.0 million for the third quarter of fiscal 2019, compared to $3.4 million for the comparable period in fiscal 2018.
Net income for the third quarter of fiscal 2019 was $1.8 million, or $0.12 per diluted share. This compares to net income for the third quarter of fiscal 2018 of $1.6 million, or $0.12 per diluted share. Accounting for the non-GAAP adjustments noted previously, and tax impacts of these adjustments of $39,000, adjusted non-GAAP net income for the third quarter of fiscal 2019 was $2.0 million, or $0.13 per diluted share. Accounting for the non-GAAP adjustments noted previously, and tax impacts of these adjustments of $0.1 million, adjusted non-GAAP net income for the third quarter of fiscal 2018 was $1.8 million, or $0.12 per diluted share.
Fiscal 2019 First Nine Months Results
For the first nine months of fiscal 2019, the Company reported net revenue of $169.8 million, an increase of 13.8% compared to $149.2 million for the first nine months of fiscal 2018. In the first nine months of fiscal 2019, revenue in the Americas increased 11.5% and revenue in Asia/Pacific & Europe increased 20.5% compared to the prior year period. Revenue for the first nine months of fiscal 2019 was negatively impacted $1.2 million, or 0.8%, by foreign currency fluctuations associated with revenue generated in international markets.
Gross profit for the first nine months of fiscal 2019 was $141.5 million, or 83.4% of revenue, compared to $122.4 million, or 82.0% of revenue, for the first nine months of fiscal 2018.
Commissions and incentives expense for the first nine months of fiscal 2019 was $83.2 million, or 49.0% of revenue, compared to $71.1 million, or 47.7% of revenue, for the first nine months of fiscal 2018.
SG&A for the first nine months of fiscal 2019 was $54.2 million, or 31.9% of revenue, compared to $45.2 million, or 30.3% of revenue, for the first nine months of fiscal 2018. Adjusted for class-action lawsuit expense of $0.5 million and nonrecurring legal and accounting expenses of $0.5 million, partially offset by a benefit associated with executive severance of $0.1 million, adjusted non-GAAP SG&A of expenses for the first nine months of fiscal 2019 were $53.3 million or 31.4% of revenue. Adjusted for class-action lawsuit expenses of $0.3 million, executive severance, recruiting and transition expenses of $0.3 million and other nonrecurring legal and accounting expenses of $0.1 million, adjusted non-GAAP SG&A expenses for the first nine months of fiscal 2018 were $44.6 million or 29.9% of revenue. The $8.7 million year over year increase in non-GAAP SG&A was primarily due to increased expenses associated with stock and other employee incentive compensation programs, which increased as a result of improved revenue performance and increases in the Company's share price as compared to the prior year period, costs associated with higher staffing levels added in late fiscal 2018, and due to increased expenses associated with Global Convention and other events, including the U.S. Elite Academy, and the Japan Convention and Elite Academy events.

Operating income for the first nine months of fiscal 2019 was $4.1 million, compared to $6.0 million for the first nine months of fiscal 2018. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the first nine months of fiscal 2019 was $5.1 million compared to $6.7 million for the first nine months of fiscal 2018.
Adjusted EBITDA was $10.6 million for the first nine months of fiscal 2019, compared to $9.7 million for the same period in fiscal 2018.
Net income for the first nine months of fiscal 2019 was $3.5 million, or $0.24 per diluted share, compared to $2.8 million, or $0.20 per diluted share for the first nine months of fiscal 2018. Accounting for the non-GAAP adjustments noted previously, and tax benefits of these adjustments of $0.5 million, adjusted non-GAAP net income for the first nine months of fiscal 2019 was $4.9 million, or $0.33 per diluted share. Accounting for the non-GAAP adjustments noted previously, and tax expense of these adjustments of $0.2 million and $1.2 million of one-time, non-cash tax expense associated with the re-valuation of deferred tax assets to the new federal corporate tax rate, adjusted non-GAAP net income for the first nine months of fiscal 2018 was $4.4 million, or $0.31 per diluted share.
Balance Sheet & Liquidity
The Company generated $10.8 million of cash from operations during the first nine months of fiscal 2019 compared to $7.8 million in the comparable period of fiscal 2018. The Company's cash and cash equivalents at March 31, 2019 were $15.9 million, compared to $16.7 million at June 30, 2018. Total debt at March 31, 2019 was $1.9 million compared to $5.4 million at June 30, 2018. During the first nine months of fiscal 2019, the Company repurchased $1.7 million of common shares under its share repurchase plan.
Fiscal Year 2019 Guidance
The Company is narrowing its revenue guidance for fiscal 2019 to a range of $224 million to $228 million, compared to $222 million to $232 million previously. The Company is raising its fiscal 2019 non-GAAP adjusted earnings per share guidance to a range of $0.50 to $0.54 compared to $0.46 to $0.52 previously. The significant increase in the Company’s share price during the first half of fiscal 2019 led to increases in the diluted share count and stock-based compensation expenses, each of which is directly correlated to the share price. The impact of these items does not affect expected growth in adjusted EBITDA, which the Company expects will more closely correlate with anticipated revenue growth. The Company's adjusted non-GAAP earnings per diluted share guidance excludes any non-operating or non-recurring expenses that may materialize during the remainder of fiscal 2019. The Company is not providing GAAP earnings per diluted share guidance for fiscal 2019 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MDT (4:30 p.m. EDT). Investors interested in participating in the live call can dial (888) 394-8218 from the U.S. International callers can dial (323) 701-0225. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, May 8, 2019, by dialing (844) 512-2921 from the U.S. and entering confirmation code 3897546, or (412) 317-6671 from international locations, and entering confirmation code 3897546.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics - a new science dedicated to biohacking the human aging code. The company is engaged in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including Protandim®, a line of scientifically-validated dietary supplements; TrueScience®, a line of Nrf2 infused skin care and hair care products; Petandim™ for Dogs, a companion pet supplement formulated to combat oxidative stress in dogs; Axio® Smart Energy Drink mixes; PhysIQ™, a Smart Weight Management System; and Omega+, a 3-in-1 fish oil supplement. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe", "hopes", "intends", "estimates", "expects", "projects", "plans", "anticipates", "look forward to", "goal", “may be”, and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding the benefits of our key initiatives, future growth, including geographic and product expansion, and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contacts:

Scott Van Winkle, ICR
(617) 956-6736, scott.vanwinkle@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)	March 31, 2019	June 30, 2018
ASSETS
Current assets
Cash and cash equivalents	$15,913	$16,652
Accounts receivable	1,916	2,067
Income tax receivable	2,718	451
Inventory, net	14,490	13,627
Prepaid expenses and other	7,640	6,141
Total current assets	42,677	38,938

Property and equipment, net	6,818	6,587
Intangible assets, net	1,016	1,115
Deferred income tax asset	2,349	3,255
Other long-term assets	1,245	1,247
TOTAL ASSETS	$54,105	$51,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,065	$3,813
Commissions payable	8,336	7,546
Income tax payable	188	39
Other accrued expenses	11,950	10,407
Current portion of long-term debt, net	1,939	2,000
Total current liabilities	27,478	23,805

Long-term debt
Principal amount	—	3,500
Less: unamortized discount and deferred offering costs	—	(88)
Long-term debt, net of unamortized discount and deferred offering costs	—	3,412
Other long-term liabilities	1,881	1,978
Total liabilities	29,359	29,195
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 14,328 and 14,073 issued and outstanding as of March 31, 2019 and June 30, 2018, respectively	1	1
Additional paid-in capital	125,695	124,663
Accumulated deficit	(100,918)	(102,731)
Accumulated other comprehensive income (loss)	(32)	14
Total stockholders’ equity	24,746	21,947
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,105	$51,142

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands, except per share data)	2019	2018	2019	2018
Revenue, net	$56,012	$50,562	$169,788	$149,171
Cost of sales	9,270	8,921	28,263	26,778
Gross profit	46,742	41,641	141,525	122,393

Operating expenses:
Commissions and incentives	27,205	24,320	83,166	71,124
Selling, general and administrative	17,296	15,023	54,213	45,246
Total operating expenses	44,501	39,343	137,379	116,370
Operating income	2,241	2,298	4,146	6,023

Other expense:
Interest expense, net	(72)	(92)	(282)	(357)
Other income (expense), net	(11)	27	(132)	(120)
Total other expense	(83)	(65)	(414)	(477)
Income before income taxes	2,158	2,233	3,732	5,546
Income tax expense	(376)	(598)	(210)	(2,777)
Net income	$1,782	$1,635	$3,522	$2,769
Net income per share:
Basic	$0.13	$0.12	$0.25	$0.20
Diluted	$0.12	$0.12	$0.24	$0.20
Weighted-average shares outstanding:
Basic	14,165	14,006	14,027	13,975
Diluted	15,286	14,178	14,978	14,136

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region
	(unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
(In thousands)	2019		2018		2019		2018
Americas	$40,366	72%	$38,026	75%	$123,885	73%	$111,092	74%
Asia/Pacific & Europe	15,646	28%	12,536	25%	45,903	27%	38,079	26%
Total	$56,012	100%	$50,562	100%	$169,788	100%	$149,171	100%

	Active Members
	(unaudited)

	As of March 31,
	2019		2018		Change from Prior Year	Percent Change
Active Independent Distributors (1)
Americas	45,000	66%	45,000	71%	—	—%
Asia/Pacific & Europe	23,000	34%	18,000	29%	5,000	27.8%
Total Active Independent Distributors	68,000	100%	63,000	100%	5,000	7.9%

Active Customers (2)
Americas	98,000	81%	89,000	81%	9,000	10.1%
Asia/Pacific & Europe	23,000	19%	21,000	19%	2,000	9.5%
Total Active Customers	121,000	100%	110,000	100%	11,000	10.0%

Active Members (3)
Americas	143,000	76%	134,000	77%	9,000	6.7%
Asia/Pacific & Europe	46,000	24%	39,000	23%	7,000	17.9%
Total Active Members	189,000	100%	173,000	100%	16,000	9.2%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Members is the sum of Active Independent Distributors and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2019	2018	2019	2018
GAAP Net income	$1,782	$1,635	$3,522	$2,769
Interest Expense	72	92	282	357
Provision for income taxes	376	598	210	2,777
Depreciation and amortization	478	270	1,356	942
Non-GAAP EBITDA:	2,708	2,595	5,370	6,845
Adjustments:
Stock compensation expense	1,083	657	4,136	2,110
Other expense, net	11	(27)	132	120
Other adjustments(1)	226	185	920	659
Total adjustments	1,320	815	5,188	2,889
Non-GAAP Adjusted EBITDA	$4,028	$3,410	$10,558	$9,734

(1) Other adjustments breakout:
Class-action lawsuit expenses	$159	$125	$527	$341
Executive team severance expenses, net	—	60	(79)	60
Executive team recruiting and transition expenses	—	—	—	207
Other nonrecurring legal and accounting expenses	67	—	472	51
Total adjustments	$226	$185	$920	$659

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2019	2018	2019	2018
GAAP Net income	$1,782	$1,635	$3,522	$2,769
Adjustments:
Executive team severance expenses, net	—	60	(79)	60
Executive team recruiting and transition expenses	—	—	—	207
Class-action lawsuit expenses	159	125	527	341
Other nonrecurring legal and accounting expenses	67	—	472	51
Tax impact of adjustments(1)	(39)	(50)	473	(207)
Tax expense impact of revaluation of deferred tax assets(2)	—	—	—	1,166
Total adjustments, net of tax	187	135	1,393	1,618
Non-GAAP Net Income:	$1,969	$1,770	$4,915	$4,387

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Diluted earnings per share, as reported	$0.12	$0.12	$0.24	$0.20
Total adjustments, net of tax	0.01	0.01	0.09	0.11
Non-GAAP adjusted diluted earnings per share	$0.13	$0.12	$0.33	$0.31

(1) Tax impact of the fiscal 2018 adjustments excludes the effect of the one-time deferred tax asset adjustment.
(2) Tax impact of the remeasurement of our deferred tax assets, pursuant to the 2017 tax reform legislation. Deferred tax assets were reduced as the reversal of the underlying transactions will be deductible at the lower corporate tax rates included in the 2017 legislation.